SALE&PURCHASEAGREE~fENT GATEWAY ACCESS SYSTEM

TIllS AGREEMENT is made on the 12th March. 2005 by and between

(1) Digital Network Alliance Limited. whose registered office is situated at 1 ~/F. Sincere Insurance Building, 6 Hennessy Road, WlIl1chai, Hong Kong (hereinafter referred to as "DNA") of the other part;

and

(2) PT. INTI MATARAM SUMA INDORAYA, whose registered office is situated at JI. TegaJ Paeang Utara No. 36, Mampang Prapatsn, Jakarta 12790, Indonesia (hereinafter referred to as "IMSlj of the one part;

WHEREAS IMSI has agreed to purchase and DNA has agreed to sell the gateway access system in accordance to the following terms and conditions and the Schedules attached hereto.

NOW UIEREFORE IT IS HEREBY AGREED as follows:

1.

Gateway Access System

1 I. DNA shall provide the following to IMSI;

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List of eq ui pmem as stated in Append ix A of this Agreement

1.2. [MSI shall obtwn all necessary permissions. licenses or authorizations from the Government and teleconununication authonty in Indonesia.

1.3 DNA shall provide one yent warranty for the equipment from the date of delivery.

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Cbar&e5

2 I Please refer to Appendix A for further details.

J

Billing and Payment

3.1 Payment shall be made by IMSI to the designated bank account of DNA in the billed currency on or before the Due Date and in this respect time shall be of the essence. If any payment due tmder this Agreement shall remain unpaid after the expiration of thirty (30) days from the Due Date, IMSI shall upon the demand of DNA further pay to DNA interest at the annual rate of two percent (2%) above the prime lending rate of The Hong Kong and Shanghai Banking Corporarion Limited as current from time to time on the ammull unpaid calculated from the original Due Date to the date payment is received in full by DNA. Inlerest shall continue to accrue notwithstanding termination of this Agreement until payment in full is received by DNA, both before and after any judgment.

4.

Indemnity

4. I Each Party shall indemnify and hold the other Party, its officers, directors, employees and agents harmless from and against any and all direct claims. damages. liabilities, costs and expenses, arising from any breach of thiS Agreement by the defaulting Party provided that the defauJting Party shall:

·,4.1.1

Promptly notify the non-defaulting Party of any claim or litigation to which such indemnity applies; .

4.1.2

Afford the non-defaulting Party the opportunity to particIpate in and fully control the disposition (by compromise, settlement, or other resolutions) of such claim or litigation, and

4. 13

Fully cooperate \\ith reasonable requests ofilie non-defaulting Party to that end.

4.1.3

Fully cooperate with reasonable requests of the non-defaulting Party to that end.

4.2 IMSI shall further indemnify and hold DNA harmless against all direct ctaims for libel or inftingement of copyright arising from the marerial transmitted via the Services and against all direct loss arising out of any act. omission or negligence of IMSI in connection with the Services.

S.

Force Majeure

5.1

Neither party shall in any circumS1ances be liable to the other for any loss of any kind whatsoever including but not limited to any damages or abatement of Charges whether directly or indirectly caused to or incurred by the other Party by reason of any failure or delay in the pecfonnance of its obligations hereunder which is due to force majeure.

5.2 For the purposes of this Agreement. force majl.'Uce means all events beyond the control of the Party claiming force majeure which cannot be foreseen or if foreseeable are unavoidable which occur after the conclusion of this Agreement and which prevent or hinder the performance of contractual obligations (other than payment obligations) including without limitation failure on the pan of any telecommWlicntions administration, solar interference. satellite failure. acts of God, war. hostilities, riot, civil war, insurrection or civil commotion, malicious damage. blockades, embargoes, strikes. lockouts and industrial disputes affecting such performance, e<1J1hquake, flood, fire, rainstorms and other natural physical disasters, plague or other epidemics and acts of government, whether lawful or not.

6.

Governing Law and Jurbdlcdon

6.1 This AgTeement shall be governed by and construed in all respects in accordance with the laws of Goverrunent of Hong Kong Special Administration Region.

6.2 In relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement each of the Panies irrevocably submits to the jurisdiction of the Hong Kong courts and waives any objection to such proceedings in such courts on the groWlds of venue or on the grounds that the proceedings have been brought in an inconvenient forum. The Pnrties shall submit uny dispute arising in connection willt the interpretation or enforcement of any provision of this Agreement for arbitranon to be held in Hong Kong in accordance with the Rules of Arbitration of the International Chamber of Commerce.

AS WITNESS the b1Ulds of the parties tbe day and year fint above written.

Siped for and 00 behalf or

Digital NetworkAJliance (11K) Limited

Signed for and on behalf of

PT. INTI MATARAM SUMA INDORAYA

APPENDINX A (LIST OF EQUIPMENT AND COSTS)

Item	Description	Quantity	Unit Price	Amount
			(USD)	(USD)
001	Eastriver 9800 Access Controller	40	580.00	23,200.00
	-support 10,000 staffs ID
	(card Reader, eaCh card installed in each gate or door)
002	Standard Access Control Software	1	1,000.00	1,000.00
004	KXD-B800	40	4.700.00	188,000.00
	8utterfly Ga'eway
			Total	212,200.00

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